Exhibit 99.1

South Plains Financial, Inc. Reports Fourth Quarter and Year-End 2020 Financial Results

LUBBOCK, Texas, January 27, 2021 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter and year ended December 31, 2020.

Fourth Quarter 2020 Highlights

●	Net income for the fourth quarter of 2020 was $15.9 million, compared to $16.7 million for the third quarter of 2020 and $10.1 million for the fourth quarter of 2019.
●	Diluted earnings per share for the fourth quarter of 2020 was $0.87, compared to $0.92 for the third quarter of 2020 and $0.55 for the fourth quarter of 2019.
●	Pre-tax, pre-provision income (non-GAAP) for the fourth quarter of 2020 was $20.0 million, compared to $26.9 million for the third quarter of 2020 and $13.7 million for the fourth quarter of 2019.
●	Average cost of deposits for the fourth quarter of 2020 decreased to 31 basis points, compared to 34 basis points for the third quarter of 2020 and 76 basis points for the fourth quarter of 2019.
●	The provision for loan losses for the fourth quarter of 2020 was $141,000, compared to $6.1 million for the third quarter of 2020 and $896,000 for the fourth quarter of 2019.
●	Nonperforming assets to total assets were 0.45% at December 31, 2020, compared to 0.46% at September 30, 2020 and 0.24% at December 31, 2019.
●	Return on average assets for the fourth quarter of 2020 was 1.76% annualized, compared to 1.88% annualized for the third quarter of 2020 and 1.32% annualized for the fourth quarter of 2019.

Full Year 2020 Highlights

●	$3.6 billion in total assets at December 31, 2020, compared to $3.2 billion at December 31, 2019.
●	Full year net income of $45.4 million in 2020, compared to $29.2 million in 2019.
●	Diluted earnings per share of $2.47 in 2020, compared to $1.71 in 2019.
●	Efficiency ratio of 63.0% in 2020, compared to 75.3% in 2019.
●	Tangible book value (non-GAAP) per share of $18.97 at December 31, 2020, compared to $15.46 at December 31, 2019.
●	Return on average assets of 1.31% for the full year 2020, compared to 1.04% for 2019.
●	Issued $50 million of subordinated notes in September 2020.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “While this past year presented our Company with unprecedented challenges as a result of the global COVID-19 pandemic, I could not be more pleased with the performance of our employees and their commitment to both the Bank and our customers. Our strong financial results for the fourth quarter and full year 2020 would not have been possible without their tireless efforts. We continue to weather the economic storm caused by the ongoing COVID-19 pandemic and ended the year in a strong financial position highlighted by our well-capitalized balance sheet and the improving credit metrics of our loan portfolio. This can be seen in our active loan modifications, which were 2.9% of our total portfolio at December 31, 2020, which is a decline from 5.4% at September 30, 2020. We believe our proactive approach to managing our credit combined with our Enterprise Risk Management system has enabled our team to effectively manage a difficult environment and positioned the Company to take advantage of opportunities in the year ahead as we strive to grow the Bank both organically and through strategic acquisitions.”

Mr. Griffith continued, “Looking at our results in more detail, we delivered pre-tax, pre-provision income of $20.0 million in the fourth quarter of 2020, representing 46% growth as compared to $13.7 million in the fourth quarter of 2019.  We also grew book value per share to $20.47 at December 31, 2020, a rise of 21% as compared to book value per share of $16.98 at December 31, 2019.  Importantly, we are delivering this growth while maintaining a strict discipline on expenses as can be seen in our efficiency ratio, which was 64.2% in the fourth quarter of 2020 as compared to 69.7% in the fourth quarter of 2019.  Additionally, our annualized return on average assets increased to 1.76% in the fourth quarter of 2020 as compared to 1.32% in the fourth quarter of 2019.  A clear focus of our team has been to scale the Bank while delivering returns in line or better to our peer group over time.  While we have more work to do in order to achieve our goal, I am very pleased with the progress that our team achieved this past year.”

Results of Operations, Quarter Ended December 31, 2020

Net Interest Income

Net interest income was $30.4 million for the fourth quarter of 2020, compared to $28.6 million for the fourth quarter of 2019 and $31.3 million for the third quarter of 2020.

Interest income was $34.0 million for the fourth quarter of 2020, compared to $34.8 million for the fourth quarter of 2019 and $34.5 million for the third quarter of 2020. Interest and fees on loans decreased by $429,000 from the fourth quarter of 2019 due to a decrease of 68 basis points in loan rates as a result of the decline in the interest rate environment experienced in the first quarter of 2020, partially offset by growth of $256.7 million in average loans, primarily from the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans that were originated largely in the second quarter of 2020. Interest income decreased slightly in the fourth quarter of 2020 from the third quarter of 2020 due to a decline of 17 basis points in non-PPP loan rates and a decline of $55.9 million in average loans, partially offset by the additional interest and fees on PPP loans. The PPP loans yielded 5.02% during the fourth quarter of 2020, which includes accretion of the related SBA lender fees for processing PPP loans during the quarter. As of December 31, 2020, the Company has originated approximately 2,100 PPP loans, totaling $218 million, and has received $7.8 million in PPP related SBA fees. These fees are deferred and then accreted into interest income over the life of the applicable loans. During the fourth quarter of 2020, the Company recognized $2.0 million in PPP related SBA fees. The Company expects that the majority of PPP loans will be forgiven over the next several quarters. At December 31, 2020, there was $4.1 million of deferred fees that have not been accreted to income.

Interest expense was $3.6 million for the fourth quarter of 2020, compared to $6.1 million for the fourth quarter of 2019 and $3.2 million for the third quarter of 2020. The decrease from the fourth quarter of 2019 was primarily due to a decrease in the interest rate paid on interest-bearing liabilities of 58 basis points, partially offset by an increase of $262.2 million in average interest-bearing liabilities. The increase in average interest-bearing liabilities was largely due to growth in deposits from PPP loan funding and other government stimulus payments and programs as well as organic growth and the issuance of $50.0 million in subordinated notes on September 29, 2020. Additionally, the decrease in the rate paid on interest-bearing liabilities was the result of the decline in the overall rate environment experienced in the first quarter of 2020. The increase in interest expense from the third quarter of 2020 was primarily due to the interest expense on the $50.0 million in subordinated notes issued on September 29, 2020, partially offset by a decrease in the interest rate paid on interest-bearing deposits.

The average cost of deposits was 31 basis points for the fourth quarter of 2020, representing a 45 basis point decrease from the fourth quarter of 2019 and a three basis point decrease from the third quarter of 2020.

The net interest margin was 3.64% for the fourth quarter of 2020, compared to 4.03% for the fourth quarter of 2019 and 3.82% for the third quarter of 2020.

Noninterest Income and Noninterest Expense

Noninterest income was $26.2 million for the fourth quarter of 2020, compared to $16.7 million for the fourth quarter of 2019 and $31.7 million for the third quarter of 2020. The increase in noninterest income for the fourth quarter of 2020 as compared to the fourth quarter of 2019 was primarily due to growth of $10.3 million in mortgage banking activities revenue as a result of an additional $271.6 million in mortgage loan originations. Additionally, there was a decrease in income from insurance activities of $782,000 in the fourth quarter of 2020 related to the effect of adoption of the revenue recognition standard for quarterly reporting in 2020, with a higher amount of income now being recognized in the third quarter compared to being recognized in the fourth quarter in previous years. The decrease from the third quarter of 2020 was primarily due to a reduction of $4.5 million in mortgage banking activities revenue as a result of lower interest rate lock commitments in the fourth quarter and a decrease of $1.1 million in income from insurance activities.

Noninterest expense was $36.5 million for the fourth quarter of 2020, compared to $31.7 million for the fourth quarter of 2019 and $36.0 million for the third quarter of 2020. The increase in noninterest expense as compared to the fourth quarter of 2019 was primarily driven by a $3.8 million increase in personnel expense. This increase was predominantly related to an additional $3.7 million in commissions paid on the higher volume of mortgage loan originations. Appraisal expenses, principally for the Company’s mortgage operations, increased $517,000 related to the growth in mortgage production. Net occupancy expenses increased $499,000 primarily from the completion of the Company’s acquisition of West Texas State Bank in the middle of the fourth quarter of 2019 as well as additional locations for mortgage operations. The increase from the third quarter of 2020 was primarily the result of a recovery of $303,000 of legal expenses from the previously disclosed settlement of a lawsuit in September 2020.  Additionally, there was increased marketing and business development in the Company’s Permian Basin branches in the fourth quarter of 2020.

Loan Portfolio and Composition

Loans held for investment were $2.22 billion as of December 31, 2020, compared to $2.29 billion as of September 30, 2020 and $2.14 billion as of December 31, 2019. The $66.7 million decrease during the fourth quarter of 2020 as compared to the third quarter of 2020 was primarily the result of $41.8 million in forgiveness and paydowns on PPP loans, seasonal paydowns of $28.0 million in agricultural operating loans, and the early payoff of a $16.0 million state and municipality loan, offset by organic loan growth. As of December 31, 2020, loans held for investment increased $78.0 million from December 31, 2019, largely attributable to the PPP loans primarily funded in the second quarter of 2020, partially offset by the slower loan demand and accelerated paydowns experienced during 2020.

The Economic Aid Act, signed into law on December 27, 2020, authorized an additional $284.5 billion in new PPP funding and extends the authority of lenders to make PPP loans through March 31, 2021. The Company intends to participate in the new round of the PPP.

Agricultural production loans were $105.9 million as of December 31, 2020, compared to $133.9 million as of September 30, 2020 and $131.2 million as of December 31, 2019. The Company did not experience the typical historical increase in seasonal fundings on these agricultural production loans during the third quarter of 2020, primarily as a result of drought conditions or damaged crops and where the borrower received crop insurance proceeds to pay down the loans.

Deposits and Borrowings

Deposits totaled $2.97 billion as of December 31, 2020, compared to $2.94 billion as of September 30, 2020 and $2.70 billion as of December 31, 2019. Deposits increased $30.5 million, or 1.0%, in the fourth quarter of 2020 from September 30, 2020. As of December 31, 2020, deposits increased $277.5 million, or 10.3%, from December 31, 2019. The increase in deposits since December 31, 2019 is primarily a result of organic growth as well as existing customers increasing their balances.

Noninterest-bearing deposits were $917.3 million as of December 31, 2020, compared to $906.1 million as of September 30, 2020 and $790.9 million as of December 31, 2019. Noninterest-bearing deposits represented 30.8% of total deposits as of December 31, 2020. The increase in noninterest-bearing deposit balances at December 31, 2020 compared to September 30, 2020 was $11.3 million, or 1.2%.  The increase in noninterest-bearing deposit balances at December 31, 2020 compared to December 31, 2019 was $126.4 million, or 16.0%, and is primarily a result of organic growth as well as existing customers increasing their balances.

The Bank has utilized its lines of credit with the Federal Home Loan Bank of Dallas (the “FHLB”) and the Federal Reserve Bank of Dallas to supplement funding for origination of PPP loans as needed. This included borrowing $75.0 million from the FHLB for a three month term. This borrowing matured in July 2020 and was repaid in full.

On September 29, the Company issued $50.0 million in fixed-to-floating rate subordinated notes due in 2030. These notes bear interest at a fixed rate of 4.50% for the first five years, and the interest rate will reset quarterly thereafter to the then current three-month Secured Overnight Financing Rate, as published by the Federal Reserve Bank of New York, plus 438 basis points.

Asset Quality

As part of the Bank’s efforts to support its customers and protect the Bank as a result of the COVID-19 pandemic, the Bank has provided borrowers relief by offering varying forms of loan modifications including 90-day payment deferrals, 6-month interest only terms, or in certain select cases periods of longer than 6 months of interest only. As of December 31, 2020, total active loan modifications attributed to COVID-19 were $64.1 million, or 2.9% of the Company’s loan portfolio, down from $124.0 million, or 5.4% of the Company’s loan portfolio, at September 30, 2020. Approximately 95% of the active modified loans at December 31, 2020 are interest only periods longer than 6 months, primarily in the hotel portfolio.

The provision for loan losses recorded for the fourth quarter of 2020 was $141,000 compared to $896,000 for the fourth quarter of 2019 and $6.1 million for the third quarter of 2020. The decrease from the third quarter of 2020 is a result of a modest improvement in the economy, a decline in the amount of loans that are actively under a modification, and a decrease in outstanding loan balances. There is continued uncertainty from the ongoing COVID-19 pandemic and the full extent of the impact on the economy and the Bank’s customers remains unknown at this time. Accordingly, additional provisions for loan losses may be necessary in future periods.

The allowance for loan losses to loans held for investment was 2.05% as of December 31, 2020, compared to 2.01% as of September 30, 2020 and 1.13% as of December 31, 2019. The allowance for loan losses to non-PPP loans held for investment was 2.22% as of December 31, 2020.

The nonperforming assets to total assets ratio as of December 31, 2020 was 0.45%, compared to 0.46% as of September 30, 2020 and 0.24% at December 31, 2019.

Annualized net charge-offs were 0.11 % for the fourth quarter of 2020, compared to 0.10% for the third quarter of 2020 and 0.17% for the fourth quarter of 2019.

Conference Call

South Plains will host a conference call to discuss its fourth quarter and year-end 2020 financial results today, January 27, 2021 at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13714991. The replay will be available until February 10, 2021.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station Texas markets, and the Ruidoso and Eastern New Mexico markets. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets, Adjusted Efficiency Ratio, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to, among other things, the ongoing COVID-19 pandemic and other future events. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, the extent of the impact of the COVID-19 pandemic on our customers, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of our most recent Annual Report on Form 10-K Quarterly Reports on Form 10-Q, as well as the “Risk Factors” section of other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Selected Income Statement Data:
Interest income	$33,984	$34,503	$34,007	$35,737	$34,764
Interest expense	3,619	3,230	3,559	5,538	6,140
Net interest income	30,365	31,273	30,448	30,199	28,624
Provision for loan losses	141	6,062	13,133	6,234	896
Noninterest income	26,172	31,660	24,896	18,875	16,740
Noninterest expense	36,504	35,993	35,207	34,011	31,714
Income tax expense	3,968	4,147	1,389	1,746	2,645
Net income	15,924	16,731	5,615	7,083	10,109
Per Share Data (Common Stock):
Net earnings, basic	0.88	0.93	0.31	0.39	0.56
Net earnings, diluted	0.87	0.92	0.31	0.38	0.55
Cash dividends declared and paid	0.05	0.03	0.03	0.03	0.03
Book value	20.47	19.52	18.64	18.10	16.98
Tangible book value	18.97	18.00	17.06	16.54	15.46
Weighted average shares outstanding, basic	18,053,467	18,059,174	18,061,705	18,043,105	18,010,065
Weighted average shares outstanding, dilutive	18,366,129	18,256,161	18,224,630	18,461,922	18,415,656
Shares outstanding at end of period	18,076,364	18,059,174	18,059,174	18,056,014	18,036,115
Selected Period End Balance Sheet Data:
Cash and cash equivalents	300,307	290,885	256,101	136,062	158,099
Investment securities	803,087	726,329	730,674	734,791	707,650
Total loans held for investment	2,221,583	2,288,234	2,331,716	2,108,805	2,143,623
Allowance for loan losses	45,553	46,076	40,635	29,074	24,197
Total assets	3,599,160	3,542,666	3,584,532	3,216,563	3,237,167
Interest-bearing deposits	2,057,029	2,037,743	2,006,984	1,924,902	1,905,936
Noninterest-bearing deposits	917,322	906,059	940,853	740,946	790,921
Total deposits	2,974,351	2,943,802	2,947,837	2,665,848	2,696,857
Borrowings	223,532	204,704	252,430	185,265	205,030
Total stockholders’ equity	370,048	352,568	336,534	326,890	306,182
Summary Performance Ratios:
Return on average assets	1.76%	1.88%	0.64%	0.89%	1.32%
Return on average equity	17.53%	19.32%	6.81%	9.00%	13.25%
Net interest margin (1)	3.64%	3.82%	3.79%	4.13%	4.03%
Yield on loans	5.10%	5.08%	5.06%	5.76%	5.79%
Cost of interest-bearing deposits	0.45%	0.50%	0.56%	0.91%	1.06%
Efficiency ratio	64.19%	56.90%	63.28%	69.10%	69.71%
Summary Credit Quality Data:
Nonperforming loans	14,965	15,006	10,472	7,112	6,045
Nonperforming loans to total loans held for investment	0.67%	0.66%	0.45%	0.34%	0.28%
Other real estate owned	1,353	1,336	1,335	1,944	1,883
Nonperforming assets to total assets	0.45%	0.46%	0.33%	0.28%	0.24%
Allowance for loan losses to total loans held for investment	2.05%	2.01%	1.74%	1.38%	1.13%
Net charge-offs to average loans outstanding (annualized)	0.11%	0.10%	0.27%	0.25%	0.17%

	As of and for the quarter ended
	December 31 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Capital Ratios:
Total stockholders’ equity to total assets	10.28%	9.95%	9.39%	10.16%	9.46%
Tangible common equity to tangible assets	9.60%	9.25%	8.66%	9.37%	8.69%
Common equity tier 1 to risk-weighted assets	12.96%	12.49%	10.47%	11.24%	11.06%
Tier 1 capital to average assets	10.24%	10.01%	9.60%	10.34%	10.74%
Total capital to risk-weighted assets	19.08%	18.67%	14.32%	15.23%	14.88%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31, 2020			December 31, 2019

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,157,510	$27,712	5.11%	$2,095,238	$30,602	5.79%
Loans - PPP	194,413	2,452	5.02%	-	-	0.00%
Debt securities - taxable	554,480	2,567	1.84%	426,074	2,789	2.60%
Debt securities - nontaxable	207,453	1,452	2.78%	52,376	442	3.35%
Other interest-bearing assets	242,241	137	0.22%	259,829	1,064	1.62%

Total interest-earning assets	3,356,097	34,320	4.07%	2,833,517	34,897	4.89%
Noninterest-earning assets	252,574			199,350

Total assets	$3,608,671			$3,032,867

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,720,778	1,138	0.26%	$1,474,185	3,149	0.85%
Time deposits	323,921	1,196	1.47%	336,859	1,687	1.99%
Short-term borrowings	18,344	2	0.04%	18,650	64	1.36%
Notes payable & other long-term borrowings	75,000	40	0.21%	95,217	401	1.67%
Subordinated debt securities	75,572	1,013	5.33%	26,472	403	6.04%
Junior subordinated deferrable interest debentures	46,393	230	1.97%	46,393	436	3.73%

Total interest-bearing liabilities	2,260,008	3,619	0.64%	1,997,776	6,140	1.22%
Demand deposits	942,799			708,308
Other liabilities	44,556			24,178
Stockholders’ equity	361,308			302,605

Total liabilities & stockholders’ equity	$3,608,671			$3,032,867

Net interest income		$30,701			$28,757
Net interest margin (2)			3.64%			4.03%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Twelve Months Ended
	December 31, 2020			December 31, 2019

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,181,118	$116,753	5.35%	$1,997,783	$117,074	5.86%
Loans - PPP	144,514	5,130	3.55%	-	-	0.00%
Debt securities - taxable	547,107	11,852	2.17%	317,947	8,608	2.71%
Debt securities - nontaxable	158,482	4,489	2.83%	37,232	1,289	3.46%
Other interest-bearing assets	184,262	1,100	0.60%	284,031	6,412	2.26%

Total interest-earning assets	3,215,483	139,324	4.33%	2,636,993	133,383	5.06%
Noninterest-earning assets	249,536			182,967

Total assets	$3,465,019			$2,819,960

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,653,088	6,337	0.38%	$1,448,320	16,436	1.13%
Time deposits	331,623	5,557	1.68%	319,811	6,055	1.89%
Short-term borrowings	19,404	104	0.54%	16,231	290	1.79%
Notes payable & other long-term borrowings	107,045	558	0.52%	95,054	2,024	2.13%
Subordinated debt securities	38,747	2,223	5.74%	26,786	1,616	6.03%
Junior subordinated deferrable interest debentures	46,393	1,167	2.52%	46,393	1,946	4.19%

Total interest-bearing liabilities	2,196,300	15,946	0.73%	1,952,595	28,367	1.45%
Demand deposits	888,653			570,428
Other liabilities	41,573			29,891
Stockholders’ equity	338,493			267,046

Total liabilities & stockholders’ equity	$3,465,019			$2,819,960

Net interest income		$123,378			$105,016
Net interest margin (2)			3.84%			3.98%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	December 31, 2020	December 31, 2019

Assets
Cash and due from banks	$76,146	$56,246
Interest-bearing deposits in banks	224,161	101,853
Federal funds sold	-	—
Investment securities	803,087	707,650
Loans held for sale	111,477	49,035
Loans held for investment	2,221,583	2,143,623
Less: Allowance for loan losses	(45,553)	(24,197)
Net loans held for investment	2,176,030	2,119,426
Premises and equipment, net	60,331	61,873
Goodwill	19,508	18,757
Intangible assets	7,562	8,632
Other assets	120,858	113,695
Total assets	$3,599,160	$3,237,167

Liabilities and Stockholders’ Equity Liabilities
Noninterest bearing deposits	$917,322	$790,921
Interest-bearing deposits	2,057,029	1,905,936
Total deposits	2,974,351	2,696,857
Other borrowings	101,550	132,165
Subordinated debt securities	75,589	26,472
Trust preferred subordinated debentures	46,393	46,393
Other liabilities	31,229	29,098
Total liabilities	3,229,112	2,930,985
Stockholders’ Equity
Common stock	18,076	18,036
Additional paid-in capital	141,112	140,492
Retained earnings	189,521	146,696
Accumulated other comprehensive income (loss)	21,339	958
Total stockholders’ equity	370,048	306,182
Total liabilities and stockholders’ equity	$3,599,160	$3,237,167

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Interest income:
Loans, including fees	$30,133	$30,562	$121,733	$116,904
Other	3,851	4,202	16,498	16,038
Total Interest income	33,984	34,764	138,231	132,942
Interest expense:
Deposits	2,334	4,836	11,894	22,491
Subordinated debt securities	1,013	403	2,223	1,616
Trust preferred subordinated debentures	230	436	1,167	1,946
Other	42	465	662	2,314
Total Interest expense	3,619	6,140	15,946	28,367
Net interest income	30,365	28,624	122,285	104,575
Provision for loan losses	141	896	25,570	2,799
Net interest income after provision for loan losses	30,224	27,728	96,715	101,776
Noninterest income:
Service charges on deposits	1,861	2,144	7,032	8,129
Income from insurance activities	2,160	2,942	7,644	7,016
Mortgage banking activities	16,925	6,617	65,042	25,126
Bank card services and interchange fees	2,845	2,419	10,035	8,692
Other	2,381	2,618	9,532	7,670
Total Noninterest income	26,172	16,740	101,603	56,633
Noninterest expense:
Salaries and employee benefits	23,117	19,348	89,220	75,392
Net occupancy expense	3,762	3,263	14,658	13,572
Professional services	1,612	2,165	6,322	7,334
Marketing and development	899	742	3,088	3,017
Other	7,114	6,196	28,427	22,393
Total noninterest expense	36,504	31,714	141,715	121,708
Income before income taxes	19,892	12,754	56,603	36,701
Income tax expense (benefit)	3,968	2,645	11,250	7,481
Net income	$15,924	$10,109	$45,353	$29,220

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	December 31, 2020	December 31, 2019

Loans:
Commercial Real Estate	$663,344	$658,195
Commercial - Specialized	311,686	309,505
Commercial - General	518,309	441,398
Consumer:
1-4 Family Residential	360,315	362,796
Auto Loans	205,840	215,209
Other Consumer	67,595	74,000
Construction	94,494	82,520
Total loans held for investment	$2,221,583	$2,143,623

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	December 31, 2020	December 31, 2019

Deposits:
Noninterest-bearing demand deposits	$917,322	$790,921
NOW & other transaction accounts	332,829	318,379
MMDA & other savings	1,398,699	1,231,534
Time deposits	325,501	356,023
Total deposits	$2,974,351	$2,696,857

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of and for the quarter ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Efficiency ratio
Noninterest expense	$36,504	$35,993	$35,207	$34,011	$31,714

Net interest income	$30,365	$31,273	$30,448	$30,199	$28,624
Tax equivalent yield adjustment	336	322	290	145	133
Noninterest income	26,172	31,660	24,896	18,875	16,740
Total income	$56,873	$63,255	$55,634	$49,219	$45,497

Efficiency ratio	64.19%	56.90%	63.28%	69.10%	69.71%

Noninterest expense	$36,504	$35,993	$35,207	$34,011	$31,714
Less: net loss on sale of securities	-	-	-	-	(27)
Adjusted noninterest expense	$36,504	$35,993	$35,207	$34,011	$31,687

Total income	$56,873	$63,255	$55,634	$49,219	$45,497
Less: net gain on sale of securities	-	-	-	(2,318)	-
Adjusted total income	$56,873	$63,255	$55,634	$46,901	$45,497

Adjusted efficiency ratio	64.19%	56.90%	63.28%	72.52%	69.65%

Pre-tax, pre-provision income
Net income	$15,924	$16,731	$5,615	$7,083	$10,109
Income tax expense	3,968	4,147	1,389	1,746	2,645
Provision for loan losses	141	6,062	13,133	6,234	896

Pre-tax, pre-provision income	$20,033	$26,940	$20,137	$15,063	$13,650

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of
	December 31, 2020	December 31, 2019
Tangible common equity
Total common stockholders’ equity	$370,048	$306,182
Less: goodwill and other intangibles	(27,070)	(27,389)

Tangible common equity	$342,978	$278,793

Tangible assets
Total assets	$3,599,160	$3,237,167
Less: goodwill and other intangibles	(27,070)	(27,389)

Tangible assets	$3,572,090	$3,209,778

Shares outstanding	18,076,364	18,036,115

Total stockholders’ equity to total assets	10.28%	9.46%
Tangible common equity to tangible assets	9.60%	8.69%
Book value per share	$20.47	$16.98
Tangible book value per share	$18.97	$15.46